Exhibit 99.1

FOR IMMEDIATE RELEASE

Hill International Reports Third Quarter and

First Nine Months 2016 Financial Results

PHILADELPHIA — November 14, 2016  — Hill International (NYSE:HIL), the global leader in managing construction risk, announced today its financial results for the third quarter and first nine months ended September 30, 2016 (see attached tables).

Total revenue for the third quarter of 2016 was $168.0 million, a decrease of 6.1% from the third quarter of 2015.  Consulting fee revenue for the third quarter was $148.0 million, down 6.7% from last year’s third quarter.  Lower consulting fees were primarily due to declines of $11.4 million, or 19.3%, in the Middle East project management operation and $2.2 million, or 31.9%, in the Latin American project management operation.  These declines were partially offset by growth of $4.2 million, or 13.3%, in the U.S. project management operation.

EBITDA (as defined below) for the third quarter was $1.9 million, an 86.7% decrease from the third quarter of 2015.  Operating loss for the third quarter was ($0.5 million) compared to an operating profit of $11.7 million in the third quarter of last year.  Net loss for the third quarter was ($6.9 million), or ($0.13) per diluted share, compared to net earnings of $2.9 million, or $0.06 per diluted share, for the third quarter of last year.

During the third quarter of 2016, Hill incurred extraordinary expenses totaling $10.6 million which adversely impacted its financial results.  Bad debt expense rose by $8.0 million from the year ago quarter due to increased accounts receivable reserves primarily in the Middle East, and legal and other expenses increased by $2.6 million from the third quarter of 2015 primarily in connection with the stockholder proxy contest.  In the third quarter of 2015, extraordinary expenses totaling $1.7 million adversely impacted Hill’s profitability.

Hill’s total backlog at September 30, 2016 was $944 million, down slightly from $949 million at June 30, 2016. Twelve-month backlog at September 30, 2016 was $413 million, essentially unchanged from $414 million at June 30, 2016.

“We saw challenges in the third quarter in our Middle East project management operation, with respect to both sales of new work and cash flow on existing work, as low oil prices have continued to have a major impact on construction activity there,” said David L. Richter, Hill’s Chief Executive Officer. “However, we see strong performance continuing for both the U.S. project management operation and the construction claims operation globally and we expect to return to revenue growth companywide in 2017 as oil prices recover and we commence work on the significant new U.S. backlog that we won this year,” added Richter.

First Nine Months 2016 Results

Total revenue for the first nine months of 2016 was $519.8 million, a decrease of 2.1% from the first nine months of 2015. Consulting fee revenue for the first nine months was $457.9 million, a decrease of 2.5% from the first nine months of last year.

EBITDA for the first nine months was $20.8 million, a decrease of 41.4% from the first nine months of 2015.  Operating profit for the first nine months was $13.2 million, a decrease of 52.7% from the first nine months of last year.  Net loss for the first nine months was ($3.9) million, or ($0.08) per diluted share down from net earnings of $8.0 million, or $0.16 per diluted share, in the first nine months of 2015.

2016 Guidance

Based on Hill’s financial performance during the first nine months, current market conditions and the backlog amounts described above, the company is amending its prior guidance and now expects that consulting fee revenue in 2016 will be between $600 million and $610 million.  This guidance reflects an approximately 3% to 5% decrease in consulting fee revenue for the year compared to 2015.  The company has also lowered its guidance relating to EBITDA margin as a percentage of consulting fees in 2016, which it now expects will be in the range of 4% to 6%, down from 6.5% during 2015.

Project Management Group

Hill’s Project Management Group provides program management, project management, construction management, project management oversight, troubled project turnaround, staff augmentation, project labor agreement consulting, commissioning, estimating and cost management, labor compliance and facilities management services.

Total revenue at Hill’s Project Management Group during the third quarter of 2016 was $125.9 million, a decrease of 7.1% from the third quarter of 2015.  Consulting fee revenue for the third quarter at the Projects Group was $106.9 million, a decrease of 8.3% from the third quarter of last year.  Operating profit for the Projects Group for the third quarter was $6.5 million, a decrease of 57.9% from last year’s third quarter.

Total revenue at the Projects Group during the first nine months of 2016 was $392.1 million, a decrease of 2.6% from the first nine months of 2015.  Consulting fee revenue for the Projects Group during the first nine months was $333.6 million, a decrease of 3.3% from the first nine months of last year.  Operating profit for the Projects Group for the first nine months was $30.1 million, a decrease of 30.1% from last year.

Construction Claims Group

Hill’s Construction Claims Group provides claims consulting, management consulting, litigation support, expert witness testimony, cost/damages assessment, delay/disruption analysis, adjudication, lender advisory, risk management, forensic accounting, fraud investigation, Project Neutral and international arbitration services.

Total revenue at Hill’s Construction Claims Group during the third quarter of 2016 was $42.1 million, a decrease of 3.0% from the third quarter of 2015. Consulting fee revenue for the third quarter at the Claims Group was $41.1 million, a decrease of 2.2% from the third quarter of 2015.  Operating profit for the Claims Group for the third quarter was $3.6 million, a decrease of 22.4% from last year’s third quarter.

Total revenue at the Claims Group during the first nine months of 2016 was $127.7 million, a decrease of 0.5% from the first nine months of 2015. Consulting fee revenue for the Claims Group during the first nine months was $124.3 million unchanged from the first nine months of last year.  Operating profit for the Claims Group for the first nine months was $11.0 million, a decrease of 6.0% from last year.

Conference Call

David L. Richter, Hill’s Chief Executive Officer, and John Fanelli III, Hill’s Executive Vice President and Chief Financial Officer, will host a conference call on November 15, 2016, at 11:00 am Eastern Time to discuss the financial results for the third quarter and nine months ended September 30, 2016.  Interested parties may participate in the call by dialing (877) 423-9820 (Domestic) or (201) 493-6749 (International) approximately 10 minutes before the call is scheduled to begin and asking to be connected to the Hill International conference call. The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to the “Investor Relations” section of Hill’s website at www.hillintl.com, and click on “Financial Information,” and then “Conferences and Calls”.  Please go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

About Hill International

Hill International, with 4,500 professionals in 100 offices worldwide, provides program management, project management, construction management, construction claims and other consulting services primarily to the buildings, transportation, energy environmental and industrial markets.  Engineering News-Record magazine recently ranked Hill as the eighth largest construction management firm in the United States.  For more information on Hill, please visit our website at www.hillintl.com.

Hill’s logo is available at: http://www.globenewswire.com/newsroom/prs/?pkgid=5733.

Forward-Looking Statements

Certain statements contained herein may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is our intent that any such statements be protected by the safe harbor created thereby.  Except for historical information, the matters set forth herein including, but not limited to, any projections of revenues, earnings or other financial items; any statements concerning our plans, strategies and objectives for future operations; and any statements regarding future economic conditions or performance, are forward-looking statements.  These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties.  Although we believe that the expectations, estimates and assumptions reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Important factors that could cause our actual results to differ materially from estimates or projections contained in our forward-looking statements are set forth in the Risk Factors section and elsewhere in the reports we have filed with the Securities and Exchange Commission, including that unfavorable global economic conditions may adversely impact our business, our backlog may not be fully realized as revenue and our expenses may be higher than anticipated.  We do not intend, and undertake no obligation, to update any forward-looking statement.

Hill International, Inc.

John P. Paolin

Senior Vice President of Marketing and

Corporate Communications

(215) 309-7710

johnpaolin@hillintl.com

The Equity Group Inc.

Devin Sullivan

Senior Vice President

(212) 836-9608

dsullivan@equityny.com

(HIL-F)

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

EARNINGS RELEASE TABLES

(In 000’s, Except Per Share Data)

(Unaudited)

Consolidated Statement of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Consulting fee revenue	$147,993	$158,579	$457,912	$469,458
Reimbursable expenses	19,960	20,356	61,851	61,393
Total revenue	167,953	178,935	519,763	530,851

Cost of services	81,241	89,345	265,052	268,174
Reimbursable expenses	19,960	20,356	61,851	61,393
Total direct expenses	101,201	109,701	326,903	329,567

Gross profit	66,752	69,234	192,860	201,284
Selling, general and administrative expenses	67,247	57,527	179,614	173,101
Share of loss of equity method affiliates	12	14	28	231
Operating profit	(507)	11,693	13,218	27,952
Interest expense and related financing fees, net	3,368	4,147	10,103	11,252
(Loss) earnings before income tax expense	(3,875)	7,546	3,115	16,700
Income tax expense	2,880	4,210	6,939	7,980
Net (loss) earnings	(6,755)	3,336	(3,824)	8,720
Less: net earnings - noncontrolling interests	111	388	102	675
Net (loss) earnings attributable to Hill International	$(6,866)	$2,948	$(3,926)	$8,045

Basic (loss) earnings per common share - Hill International, Inc.	$(0.13)	$0.06	$(0.08)	$0.16
Basic weighted average common shares outstanding	51,753	51,119	51,704	50,661
Diluted (loss) earnings per common share - Hill International, Inc.	$(0.13)	$0.06	$(0.08)	$0.16
Diluted weighted average common shares outstanding	51,753	51,803	51,704	51,274

Selected Segment Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Project Management

Consulting fee revenue	$106,868	$116,541	$333,573	$345,122

Total revenue	$125,872	$135,539	$392,087	$402,586

Gross profit	$43,543	$46,082	$124,103	$132,557

Gross profit as a percent of consulting fee revenue	40.7%	39.5%	37.2%	38.4%

Selling, general and administrative expenses	$37,043	$30,644	$93,980	$89,289

SG&A expenses as a percentage of consulting fee revenue	34.7%	26.3%	28.2%	25.9%

Operating profit before equity in losses of affiliates	$6,500	$15,438	$30,123	$43,268

Share of loss of equity method affiliate	(12)	(14)	(28)	(231)

Operating profit	6,488	15,424	30,095	43,037

Operating profit as a percent of consulting fee revenue	6.1%	13.2%	9.0%	12.5%

Construction Claims

Consulting fee revenue	$41,125	$42,038	$124,339	$124,336

Total revenue	$42,081	$43,396	$127,676	$128,265

Gross profit	$23,209	$23,152	$68,757	$68,727

Gross profit as a percent of consulting fee revenue	56.4%	55.1%	55.3%	55.3%

Selling, general and administrative expenses	$19,655	$18,570	$57,774	$57,040

SG&A expenses as a percentage of consulting fee revenue	47.8%	44.2%	46.5%	45.9%

Operating profit	$3,554	$4,582	$10,983	$11,687

Operating profit as a percent of consulting fee revenue	8.6%	10.9%	8.8%	9.4%

Selected Other Financial Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Consulting fee revenue	$147,993	$158,579	$457,912	$469,458

Total revenue	$167,953	$178,935	$519,763	$530,851

Gross profit	$66,752	$69,234	$192,860	$201,284

Gross profit as a percentage of consulting fee revenue	45.1%	43.7%	42.1%	42.9%

Selling, general and administrative expenses (excluding corporate expenses)	$56,698	$49,214	$151,754	$146,329

Selling, general and administrative expenses (excluding corporate expenses) as a percentage of consulting fee revenue	38.3%	31.0%	33.1%	31.2%

Corporate expenses	$10,549	$8,313	$27,860	$26,772

Corporate expenses as a percentage of consulting fee revenue	7.1%	5.2%	6.1%	5.7%

Operating profit before equity in losses of affiliates	$(495)	$11,707	$13,246	$28,183

Share of loss of equity method affiliate	(12)	(14)	(28)	(231)

Operating profit	(507)	11,693	13,218	27,952

Operating profit as a percent of consulting fee revenue	(0.3)%	7.4%	2.9%	6.0%

Effective income tax rate	(74.3)%	55.8%	222.8%	47.8%

Selected Balance Sheet Data

	September 30, 2016	December 31, 2015

Cash and cash equivalents	$21,219	$24,089
Accounts receivable, net	$229,892	$243,417
Current assets	$282,233	$291,591
Total assets	$439,543	$442,563
Current liabilities	$136,790	$143,048
Total debt	$153,955	$144,983
Stockholders’ equity:
Hill International, Inc. share of equity	$109,698	113,969
Noncontrolling interest	$2,736	$4,070
Total equity	$112,434	$118,039

EBITDA Reconciliation

(Unaudited)

Management believes earnings before interest, taxes, depreciation and amortization, or EBITDA, in addition to operating profit, net earnings and other measures under United States generally accepted accounting principles, or GAAP, is a useful indicator of Hill’s financial and operating performance and its ability to generate cash flows from operations that are available for taxes and capital expenditures.  EBITDA is not a measure of financial performance under GAAP.  Investors should recognize that EBITDA might not be comparable to similarly-titled measures of other companies.  This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.  A reconciliation of EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation S-K follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net (loss) earnings	$(6,866)	$2,948	$(3,926)	$8,045
Interest expense, net	3,368	4,147	10,103	11,252
Income tax expense	2,880	4,210	6,939	7,980
Depreciation and amortization	2,505	2,863	7,705	8,286
EBITDA	$1,887	$14,168	$20,821	$35,563